Exhibit 10.2

AGREEMENT TERMINATING AMENDED AND RESTATED EXCLUSIVE
SALES REPRESENTATIVE AGREEMENT

This Agreement Terminating Amended and Restated Exclusive Sales Representative Agreement (this “Agreement”) is entered into among and between Tenon Medical, Inc., a Delaware corporation having a place of business at 104 Cooper Court, Los Gatos, CA 95032 (“Company”), and SpineSource, Inc., a Missouri corporation having a place of business at 17826 Edison Avenue, Chesterfield, MO 63005 (“SpineSource”) (each herein referred to by name or individually, as a “Party,” or collectively, as the “Parties”). This Agreement shall become effective on the last date on which the Agreement is signed by all Parties (“Effective Date”).

WHEREAS, Company and SpineSource previously entered into that certain Exclusive Sales Representative Agreement, dated April 27, 2020, as amended on December 15, 2020 (the “Sales Agreement”), under which, among other things, SpineSource received exclusive rights to market, promote and distribute Company’s “Catamaran” product – known as the Catamaran Sacroiliac Joint Fusion System – in the United States and Puerto Rico under the terms of the Sales Agreement;

WHEREAS, Company and SpineSource previously entered into that certain Amended and Restated Exclusive Sales Representative Agreement, effective May 20, 2021 (the “Restated Sales Agreement”), which amended, restated and superseded the Sales Agreement, and under which SpineSource received, among other things, exclusive rights to market, promote and distribute Company’s “Catamaran” product – known as the Catamaran Sacroiliac Joint Fusion System – in the United States and Puerto Rico under the terms of the Restated Sales Agreement (together with the Sales Agreement, the “Prior Agreements”); and

WHEREAS, Company and SpineSource have engaged in discussions and negotiations regarding the Prior Agreements to address the evolving nature of the business model, and have decided to terminate the Restated Sales Agreement and enter into this Agreement in an effort to move forward in a mutually beneficial manner.

NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1.            Termination of the Restated Sales Agreement; Effect of Termination. The Parties hereby agree and acknowledge that on May 20, 2021, the Sales Agreement was amended, restated and superseded by the Restated Sales Agreement, and the Parties hereby agree to terminate the Restated Sales Agreement effective as of the Effective Date of this Agreement. By terminating the Restated Sales Agreement, the Parties agree that they shall have no further rights or obligations thereunder except for those expressly provided to survive termination, including the indemnification obligations set forth in Sections 11 and 12 of the Restated Sales Agreement, and the payment obligations contemplated in Section 14.3.1 for commissions payable under the Restated Sales Agreement which became due prior to the Effective Date of this Agreement.

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2.            Consideration. In lieu of rights to any compensation or other amounts that may have become due to SpineSource after the Effective Date had the Restated Sales Agreement not been terminated, and in consideration of entering into this Agreement, the Parties hereby acknowledge and agree that, as of the Effective Date: (a) except as expressly contemplated under Section 1 above, any prior terms regarding compensation or other amounts intended to be paid to SpineSource under the Restated Sales Agreement have been terminated, and any terms regarding compensation or other amounts to be paid to SpineSource by Company hereafter shall be as provided for in this Agreement; and (b) no further compensation or other amounts shall become due and owing from Company to SpineSource under or in connection with the Prior Agreements.

3.            Obligations Resulting from Termination of Restated Sales Agreement.

a.            Initial Termination Payment. Within three (3) business days after the Effective Date, Company shall pay SpineSource, via wire transfer in immediately available funds to a designated SpineSource bank account to be provided by SpineSource to Company, referencing this Agreement and this Section 4.a, the total amount of one million United States dollars ($1,000,000).

b.            Transition Period Payments. During the six (6) calendar month period immediately following the Effective Date (the “Transition Period”), as further consideration for terminating the Restated Sales Agreement, Company shall pay to SpineSource an amount equal to five hundred ten thousand United Stated dollars ($510,000), payable in equal installments of eighty-five thousand United States dollars ($85,000) per month on the last business day of each calendar month commencing on the last business day of the first (1st) calendar month following the Effective Date of this Agreement. For clarity, no additional amounts shall be due or payable as consideration under the terms of this Agreement following the end of such Transition Period, unless otherwise mutually agreed to in writing by the Parties.

c.            Additional SpineSource Obligations During Transition Period. During the Transition Period SpineSource shall:

(i)       use its best efforts and devote as much time as necessary to transfer to Company all Work Product (as defined below), including all Work Product described on Exhibit A;

(ii)      assist Company in obtaining assignments of all agreements in effect as of the Effective Date of this Agreement and all open negotiations, in each case, relating to the Product (as defined below), including, without limitation, all distribution agreements, customer pricing agreements and any other agreements in effect as of the Effective Date of this Agreement set forth on Exhibit B, attached hereto, and incorporated herein by reference;

(iii)     provide such other summaries or information as set forth on Exhibit B hereto; and

(iv)     train Company personnel at mutually agreed upon dates and time, and transfer related training materials to Company.

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d.            Assignment of Work Product. SpineSource hereby assigns to Company all of SpineSource’s right, title and interest in and to the Work Product. Further, SpineSource shall assist Company, or its designee, at the Company’s expense, as reasonably necessary to secure the Company’s rights to the Work Product, including the disclosure to the Company of pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Work Product and testifying in a suit or other proceeding relating to such Work Product. As used herein, “Work Product” means any works of authorship, promotional materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries, feedback, suggestions, and trade secrets conceived, discovered, authored, invented, developed, made or reduced to practice by or on behalf of SpineSource, solely or in collaboration with others, arising out of, or in connection with, the Product or within the scope of performing its obligations under the Prior Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing.

e.            Return of Documents and Records. Promptly following the payment of the lump sum payment under Section 3.a. (Initial Termination Payment), SpineSource shall return to Company all documents and other tangible objects containing or representing confidential or proprietary information of Company. Notwithstanding any contrary terms regarding confidential or proprietary information, SpineSource is not obligated to immediately return or destroy computer files that are stored as a result of automated back-up procedures for archival purposes only prior to the Effective Date. Any such information referenced in the preceding sentence that is not returned will remain subject to confidentiality obligations and such confidentiality obligations shall survive the termination of the Restated Sales Agreement until the same are destroyed as part of SpineSource’s back-up destruction procedures, and shall not be accessed by SpineSource during such period of archival or back-up storage for any other purpose. For the purpose of clarity, information on SpineSource or its employees or owners of social media accounts shall not be considered as confidential or proprietary information of Company to be returned.

f.            Advertising. To the extent within SpineSource’s possession or control, promptly following the Effective Date, but in any event no later than the subsequent issue of the applicable advertisement or listing, SpineSource shall remove any advertisement or listing by SpineSource that: (i) includes Company’s name used in conjunction with SpineSource’s name or that otherwise suggests a business relationship between the two Parties; and (ii) appears in any telephone book, directory, public record or like publication, unless agreed to otherwise in writing by the Parties. For the purpose of clarity, information on SpineSource or its employees’ or owners’ social media accounts showing prior relationship history shall not be subject to the terms of this Section.

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g.            Indemnification by Company. As additional consideration for entering into this Agreement, Company shall indemnify, defend, and hold harmless SpineSource, its successors and assigns, directors, officers, employees, agents and representatives (“SpineSource Indemnified Parties”) from and against any losses, claims, demands, damages, liabilities, causes of action, costs, expenses, judgments, and proceedings, including but not limited to, all reasonable attorneys’ fees, costs and expenses (“Claims”) regarding or related to (i) allegations of infringement or misappropriation of any intellectual property rights of any third party, including, without limitation, any copyrights, mask work rights, United States patent rights, trademark rights, trade secret rights or confidentiality rights, resulting from anything provided under this Agreement, and (ii) any action or claim, including the investigation or defense of such action or claim in respect thereof, to which any SpineSource Indemnified Party may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of the actions of the Company or its agents. To be entitled to such indemnification, SpineSource shall give Company prompt written notice of any Claim with respect to which SpineSource might bring a claim for indemnification hereunder, and in all events must supply such written notice to Company within the applicable period of defense of such Claim.

h.            Indemnification by SpineSource. As additional consideration for entering into this Agreement, SpineSource shall indemnify, defend, and hold harmless Company, its successors and assigns, directors, officers, employees, agents and representatives (“Company Indemnified Parties”) from and against any losses, claims, demands, damages, liabilities, causes of action, costs, expenses, judgments, and proceedings, including but not limited to, all Claims regarding or related to allegations of infringement or misappropriation of any intellectual property rights of any third party, including, without limitation, any copyrights, mask work rights, United States patent rights, trademark rights, trade secret rights or confidentiality rights, resulting from anything provided under this Agreement. To be entitled to such indemnification, Company shall give SpineSource prompt written notice of any Claim with respect to which Company might bring a claim for indemnification hereunder, and in all events must supply such written notice to SpineSource within the applicable period of defense of such Claim.

i.             SpineSource Post Termination Commission.

(i)            Definitions. As used herein:

(A)       “Applicable Laws” means all laws, ordinances, rules and regulations of any governmental entity or Regulatory Authority that apply to the Product in the Territory or otherwise to the activities contemplated under this Agreement, including without limitation (i) all applicable federal, state and local laws, rules and regulations; (ii) the U.S. Federal Food, Drug and Cosmetic Act; and (iii) regulations and guidelines of the U.S. Food and Drug Administration (“FDA”) and other Regulatory Authorities.

(B)       “Acquisition” means (i) the acquisition of Control of Company, whether in one or a series of related transactions, by a Third Party by way of merger, consolidation or other business combination; (ii) the acquisition by a Third Party of more than fifty percent (50%) of the capital stock of Company in one or a series of related transactions; (iii) the acquisition by a Third Party of all or substantially all of the business, assets, and/or liabilities of Company; and/or (iv) any other transaction or series of related transactions in which Control of Company is acquired by a Third Party. Notwithstanding the forgoing, the term Acquisition shall not include: (a) any sale or assignment for the benefit of creditors, such as in connection with a plan of liquidation or dissolution adopted by the Company’s Board of Directors; or (b) an equity financing or any other transaction in which the stockholders that Control Company as of the date prior to the closing date of such transaction possess Control of the surviving entity in such transaction immediately after the closing of such transaction; or (c) the Company’s issuance of shares of its common stock in a registered initial public offering on any public exchange for the sole purpose for working capital of the Company. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company whether through ownership of voting securities, by contract or otherwise.

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(C)       “Customer” means an end customer that (i) is licensed under Applicable Laws to use the Product in the treatment of patients within the Territory and (ii) purchases a Product for its own use in such manner; such as hospitals and physicians, but not individual patients, not another product manufacturer or supplier, and not any distributor, reseller, or the like.

(D)       “Net Sales” means Product sales actually invoiced by Company for the Sale of the Product, less deductions for: (i) credits, allowances, discounts, refunds and rebates; (ii) trade, quantity or cash discounts; (iii) retroactive price reductions; and (iv) sales, value-added and other taxes (including customers, duties and other government charges) paid by Company.

(E)       “Proceeds” means the total amount of cash, and any publicly traded stock, in each case actually received by the Company and/or the stockholders of Company in connection with an Acquisition, all to the extent set forth in a written agreement entered into by Company or its stockholders during the Acquisition Period. For clarity, such cash and stock shall be included in Proceeds only at the time received and owned by Company or such stockholders without restriction on liquidation and other disposition. Company may, in its sole discretion, elect to treat the fair market value of the publicly traded stock (determined as of the date the Acquisition is consummated) as Proceeds, rather than the actual shares. Proceeds shall not include the value of any loans or any other consideration.

(F)       “Product” means the Company’s product(s) set forth on Exhibit C, attached hereto and incorporated herein by reference, and does not include any other Company product(s) or service(s).

(G)       “Regulatory Authority(ies)” means any federal, state, or local regulatory agency, department, bureau or other governmental entity involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, promotion, distribution, packaging or use of the Product, including without limitation the FDA.

(H)      “Sale” with respect to a unit of the Product means and shall be considered complete only after all of the following have occurred: (i) a purchase order has been received by Company from a Customer in the Territory for the unit of the Product; (ii) Company and such Customer have agreed upon the terms and conditions under which such unit of the Product shall be sold by Company to the Customer; (iii) the purchase order has been accepted by Company for such unit in writing and the purchase order is no longer subject to revocation or cancellation; and (iv) the unit of the Product has been delivered to and accepted by the Customer and Company may invoice the Customer.

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(I)       “Territory” means the United States and Puerto Rico.

(ii)           Commission Calculation. Company shall pay to SpineSource a commission in an amount equal to 20% of the Net Sales of the Product sold in the Territory by Company from the Effective Date of this Agreement through December 31, 2023. Thereafter, Company shall pay SpineSource a commission in an amount equal to 10% of Net Sales of the Product sold in the Territory by Company after December 31, 2023 until such time as the total aggregate amount of $3.6 million has been paid to SpineSource under this Section 4(c)(ii) by Company. In the event of an Acquisition of Company, Company shall pay SpineSource an amount equal to $3.6 million less the total aggregate amount already paid by Company to SpineSource under this Section 3.i(ii) through the date of such Acquisition. Payment of any Bonus Calculation under Section 3.j (Bonus Calculation) below shall not affect any payment under this subsection regarding commissions.

(iii)         Commission Payments. Payments under this Section 3.i(iii), along with a report detailing the Commissions calculation, commission payments to date, and units sold, shall be made on or before the fifteenth (15th) day of each calendar month for Sales in the Territory invoiced by Company during the prior calendar month. In the event a Product is returned, whether voluntary or under legal obligation, for which Company has previously paid SpineSource a commission in accordance with Section 4.c., then Company may deduct from any future amounts owed to SpineSource hereunder, the amount paid to SpineSource with respect to such returned Product. In the event a Customer does not pay an invoice for a Product to the Company withing one hundred twenty (120) days after the invoice due date, and Company has provided SpineSource with thirty (30) days written notice of the past due and unpaid invoice, then Company may deduct the amount paid to SpineSource with respect to such Product from any future amounts owed SpineSource hereunder. If Company later collects such unpaid balance with respect to a Product, then the amounts so deducted with respect to such Product shall be paid to SpineSource on the 15th day of the calendar month following the calendar month in which it was collected.

j.          Bonus Calculation. In the event of an Acquisition of the Company during the two hundred seventy (270) day period immediately following the Effective Date of this Agreement (the “Acquisition Period”), Company shall pay a bonus to SpineSource (the “Acquisition Bonus”), equivalent in amount and method to the Acquisition Bonus which had previously been agreed to in the Restated Sales Agreement. For clarity, the Acquisition Bonus contemplated in this Section 3.j is not in addition to, but in lieu of the “Acquisition Bonus” contemplated in the Restated Sales Agreement. SpineSource shall not be entitled to any compensation under this Section 3.j as a result of any decision not to sell or consider the sale of Company, regardless of the reason. The Acquisition Bonus contemplated herein shall be paid within ten (10) calendar days after Company’s or its stockholder’s receipt of Proceeds from such Acquisition.

k.         Consulting Agreements. Company agrees to execute consulting agreements with SpineSource, a copy of which is attached hereto as Exhibit D, concurrently with the execution of this Agreement, and such consulting agreement shall be effective as of the Effective Date of this Agreement.

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l.         SpineSource agrees that Company may at Company’s sole discretion, but is not required to, hire, retain or employ SpineSource’s office-based employees who were employed by SpineSource on the Effective Date of this Agreement after the Transition Period, provided it first gives SpineSource prior written notice of the same.

m.        The Parties agree that Company will offer, promptly following the Effective Date, to hire, retain or employ SpineSource’s regional sales managers, on terms similar to their current employment with SpineSource and agreeable to Company at its sole discretion.

n.         Notwithstanding anything contained in this Agreement, this Agreement does not affect any rights of SpineSource regarding its equity interest in Company.

4.          Alternative Dispute Resolution. The Parties hereby agree that any dispute arising out of or relating to, in whole or in part, directly or indirectly, the terms and conditions of this Agreement or performance under this Agreement, including without limitation the interpretation, construction or enforcement of the Parties’ respective rights, duties or obligations under this Agreement, shall be submitted to binding arbitration in Denver, Colorado, before a single arbitrator, to be selected from a list of arbitrators proposed by JAMS. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. The costs of the arbitration including the arbitrators’ fees shall be shared equally by the Parties. Judgment on the award may be entered by any court having jurisdiction. This clause shall not preclude the Parties from filing a claim to compel arbitration, seeking preliminary relief, and enforcing any arbitration award entered pursuant hereto from a court of appropriate jurisdiction. The Parties shall maintain the confidential nature of any arbitration proceeding, award, or hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. In any arbitration arising out of or related to this Agreement, the arbitrators shall award to the prevailing party, if any, the actual, reasonable, documented out-of-pocket costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

5.         Confidentiality. Each Party shall treat as confidential the other Parties’ non- public information, business and operations, and the terms and existence of this Agreement and the Prior Agreements, including content of discussions and negotiations related to this Agreement and the Prior Agreements, and all related hearings, transcripts, evidence, rulings, and testimony (collectively, “Confidential Information”). The term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement, (b) was available to a Party on a non confidential basis prior to its disclosure to such Party, (c) becomes available to a Party from a source other than another Party or its affiliates, provided, however, that such source is not actually known by such Party to be bound by a confidentiality obligation, or (d) is independently discovered, learned or obtained by a Party or its affiliates without reference to the Confidential Information. Except only to the extent necessary to enforce this Agreement, or as may otherwise be required by law, or by a court or other similar competent authority, and except for disclosures by a Party to any person who is an officer, director, manager, member, employee, attorney, accountant, consultant, agent or representative of such Party who is under confidentiality obligations at least as restrictive as those contained herein, each Party shall keep confidential and not disclose the Confidential Information of the other Party to any third party. Notwithstanding the foregoing Company may disclose the terms of this Agreement and the Prior Agreements to its actual or potential underwriters, investment bankers, investors, lenders, other financing sources, licensees, sublicensees, strategic partners, acquirers, or assignees, provided that such disclosure is under written obligations of confidentiality and non-use at least as stringent as the obligations contained herein (but of shorter duration if customary).

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6.         Publicity. Neither Party shall issue any press release or other public announcement related to this Agreement, the Prior Agreements, or the relationship or activities of the Parties hereunder, written or oral, without the prior written consent of the other Party, except as maybe required to be disclosed by applicable law or for the purposes of enforcing this Agreement.

7.         Audit Rights; Agreement to Maintain Records. Until a period of time ending Two (2) years after all amounts under this Agreement have been paid in full, each Party shall maintain in reasonable detail records of all books, records, documents and other materials relating to this Agreement and the Prior Agreements. During such same period, each Party shall have the right, at reasonable times, for reasonable cause and without undue disruption of the other Party’s normal business, to conduct audits with respect to the books, records, and all other documents and materials in the possession or under the control of the other Party relating to this Agreement for the purpose of auditing compliance with the terms of this Agreement. The requesting Party shall bear the cost of any audits performed pursuant to this Section 7, provided, however, that if any audit discloses a negative discrepancy in amounts owed greater than five percent (5%), the audited Party shall promptly pay the full out-of-pocket cost of the audit, including cost of auditors for travel and actual working time.

8.         Binding on Successors and Heirs. This Agreement is binding upon and for the benefit of each of the Parties and each of the Parties’ respective successors, heirs, and assigns.

9.          Authority to Execute Agreement. Each Party executing this Agreement in a representative capacity on behalf of an entity represents that he or she is duly authorized by such entity to execute this Agreement on its behalf, and to bind it to the terms and conditions hereof. Each such entity has full power and authority to enter into this Agreement and the attachments hereto and to consummate the transactions contemplated therein. No other actions or proceedings on the part of such entity are necessary to authorize this Agreement, or the transactions contemplated therein. This Agreement constitutes (assuming, in each case, due execution and delivery by the counter-parties) a legal, valid and binding obligation of each entity, enforceable in accordance with this Agreement’s terms.

10.         Negotiation of this Agreement. This Agreement shall be deemed to have been written jointly by the Parties. Ambiguities shall not be construed against the interest of any Party by reason of it having drafted all or any part of this Agreement.

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11.         Careful Consideration After Advice. The Parties hereby acknowledge that each has read this Agreement carefully and understands the terms and conditions set forth herein and that each is agreeing to them voluntarily and without coercion. The Parties further acknowledge that each was given sufficient time within which to consider the releases contained in this Agreement and was given the opportunity to consult with an attorney of its own choosing concerning the same, that each has done so to the extent deemed necessary by it, that each has been represented by counsel in connection with the negotiations leading up to this Agreement, and that the releases and waivers made herein are knowing, conscious and with full appreciation that each Party is forever foreclosed from pursuing any of the rights so waived.

12.         Severability. If any provision or portion of this Agreement is held by a court or arbitration panel of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

13.         Entire Agreement. This Agreement is concurrently entered into by the Parties without reliance on any statement, representation, inducement, or agreement not expressly contained within this Agreement. This Agreement constitutes the entire agreement between the Parties and supersede all prior oral or written agreements between the Parties.

14.         No Admission of Liability. This Agreement is the result of a compromise among the Parties and shall never, at any time or for any purpose, be considered as an admission of liability and/or responsibility by any Party.

15.         Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California.

16.         No Assignment. Each of the Parties represents and warrants that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim, demand, debt, liability, obligation, account, or cause of action, or any part or portion thereof, involved or referred to herein. Each of the Parties does, jointly and severally, agree to indemnify and hold harmless the remaining Parties against any claim, demand, debt, liability, obligation, account, or cause of action, including, but not limited to, the payment of reasonable attorneys’ fees or costs, whether or not litigation be commenced, based on, arising out of, or in connection with any such transfer or assignment.

17.         Mutual Non-Disparagement. SpineSource agrees to refrain from any disparagement, defamation, libel, or slander of Company or any of its officers, directors, employees, managers or agents and agrees to refrain from any tortious interference with the contracts and relationships of Company. Company agrees to refrain from any disparaging statements about SpineSource or any of its officers, directors, employees, managers or agents.

18.         Attorneys’ Fees. Each of the Parties agrees to bear its own costs and attorneys’ fees in connection with this Agreement and the Prior Agreements, and shall not seek reimbursement of any such costs and fees from any other Party.

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19.         Modifications. The Parties further agree that any amendments or modifications to this Agreement must be in writing and signed by authorized representatives of each Party to be valid. No other modifications shall be valid.

20.         Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or in electronic (e.g., “pdf” or “tif”) format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

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THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS HEREOF, the Parties have executed this Agreement on the dates indicated below.

DATED:	TENON MEDICAL, INC.

By:
Its:

DATED:	SPINESOURCE, INC.

By:
Its:

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Exhibit A

Work Product

Leads and Targets: any and all documented leads from trade show or other activities relating to the Product, with detailed status of each.

Product Literature: any and all printed and reprinted Product literature including clinical notes, biomechanical assessments and related materials and documents.

Invoice History: all invoices and invoice history for the Product with detail. (SpineSource may retain copies for its internal accounting records.)

Pricing Agreements (local): all local written agreements relating to the Product. Summary and status of all ongoing negotiations at the local level relating to the Product, with detail.

Pricing Agreements (national and GPO): all national and GPO agreements relating to the Product. Status of all ongoing negotiations at the national level relating to the Product, with detail.

Physician Training History: Records regarding all attendees, faculty, certifications and other detail related to cadaveric or synthetic model training workshops.

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Exhibit B

List of Agreements and Open Negotiations

Pricing Agreements (local): all local agreements and ongoing negotiations relating to the Product.

Pricing Agreements (national and GPO): all national and GPO agreements and ongoing negotiations relating to the Product.

Independent Distributor Agreements: all independent rep or distributor agreements relating to the Product including commission rates, territory definitions and related matters. All ongoing targeting and/or negotiations with independent distribution resources relating to the Product.

Any other contract or other written agreement specific to Tenon Medical activities

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Exhibit C

Product

Company’s “Catamaran” product – known as the Catamaran Sacroiliac Joint Fusion System, including all of the following items relating to the same, and any new Company product that replaces, improves or modifies such product and other items set forth on this Exhibit C:

•	Sales Samples, including implants and models

•	Instrument Sets for Surgery

•	Replenishment Implant Inventory

•	Replenishment Inventory including guidewires and Single-Use items

•	Workshop Training Instrument Sets, Implants, Single-Use

•	Synthetic Training Models, Inserts

•	Training Instrumentation

•	Shipping Cases (Benson and Pelican)

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Exhibit D

SpineSource Form of Consulting Agreement

[To be attached]

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